NEWS RELEASE

Contacts:

Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

FOR IMMEDIATE RELEASE

Medtronic Board appoints Dr. Joon Lee as a new director

GALWAY, Ireland – June 23, 2025 – Medtronic plc (NYSE: MDT), a global leader in healthcare technology, today announced that its Board of Directors appointed Dr. Joon Lee, CEO at Emory Healthcare, Inc., to the Board as an independent director, effective June 18, 2025. Dr. Lee will serve on the Science and Technology Committee and Compensation and Talent Committee of the Board.

“We are thrilled to welcome Dr. Lee, a highly respected interventional cardiologist and healthcare executive, to Medtronic’s Board of Directors,” said Geoff Martha, chairman and chief executive officer. “Dr. Lee brings deep expertise as a clinical researcher, academic leader, and physician executive with decades of broad leadership across healthcare. He is passionate about leveraging data and technology to improve the patient and provider experience—insights that will help us further our Mission to alleviate pain, restore health, and extend life for patients around the world.”

In his current role as CEO of Emory Healthcare, Inc., Dr. Lee oversees the most comprehensive academic health system in Georgia, with $7.7B in yearly revenue, 12 hospitals, and more than 29,000 employees.

Dr. Lee’s distinguished career spans more than 25 years at the University of Pittsburgh Medical Center (UPMC), where he held pivotal roles, including Executive Vice President and President of Physician Services. There, his scope included physician services, patient experience, patient access and financial oversight of physician services. He also served as Vice Dean of Clinical Affairs at the University of Pittsburgh School of Medicine.

Additionally, Dr. Lee served as Chief of the Division of Cardiology and was the founding executive director of the UPMC Heart and Vascular Institute. From 2019 to 2021, Dr.

Lee was the Chief Medical Officer of UPMC Insurance Services, a $13 billion full-service health insurance division of UPMC.

Dr. Lee is certified in cardiovascular disease by the American Board of Internal Medicine. He is a fellow in the American College of Cardiology and Society for Coronary Angiography and Interventions. He completed a medical internship and residency, as well as two cardiology fellowships in cardiology and interventional cardiology, at Massachusetts General Hospital in Boston. In addition, he was an instructor at Harvard Medical School. He is a graduate of Dartmouth College (BA) and Duke University (MD).

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Galway, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 95,000+ passionate people across more than 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE: MDT), visit www.Medtronic.com and follow Medtronic on LinkedIn.

-end-